Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

AGL ENHANCED PC INCOME I LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

Annex A – Form of Subscription Agreement

Annex B – Form of Call Notice

ii

AGL ENHANCED PC INCOME I LLC

SECOND AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement, dated as of May 19, 2026 (as amended from time to time, this “Agreement”), of AGL Enhanced PC Income I LLC, a Delaware limited liability company (the “Company”), is entered into by and among (i) AGL Private Credit Income Fund (the “BDC Member”), (ii) VCOP Holdings 1002 LP and PEX Holdings 1010 LP (each, a Cayman Island Limited Partnership and, together, the “Initial JV Member”), (iii) VCOP Emp Holdings II LP and PEX Employee Aggregator II-A LP (each, a Cayman Island Limited Partnership and, together, the “New JV Member,” and together with the Initial JV Member, the “JV Member”), and (iv) PDL Alfred JV LP (the “Co-Investor”) (each, a “Member,” and collectively, the “Members”).

WHEREAS, the Company was formed by AGL US DL Management LLC as a limited liability company pursuant to the Act as “AGL PCIF JV LLC” by filing the Certificate of Formation with the Secretary of State of the State of Delaware on December 2, 2025;

WHEREAS, the Company’s name was subsequently changed to “AGL Enhanced PC Income I LLC” by filing a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware on January 13, 2026;

WHEREAS, AGL US DL Management LLC, in its capacity as sole member of the Company (the “Sole Member” or the “BDC Member Adviser”), entered into that certain Limited Liability Company Agreement of the Company, dated as of December 2, 2025 (the “Original LLC Agreement”);

WHEREAS, the Company has entered into that certain Administration Agreement with AGL US DL Administrator LLC as Administrative Agent pursuant to which the Company has delegated certain administrative and operational functions of the Company to the Administrative Agent;

WHEREAS, on March 9, 2026, the BDC Member and the Initial JV Member entered into that certain Amended and Restated Limited Liability Company Agreement of the Company (the “Existing LLC Agreement”), which amended and restated the Original LLC Agreement, and concurrently therewith the Sole Member ceased to be a member of the Company;

WHEREAS, on March 24, 2026, the BDC Member and the Initial JV Member made an initial Capital Contribution to the Company;

WHEREAS, on the date hereof, pursuant to Article 3 and Article 7 of the Existing LLC Agreement and in connection with the closing of the transactions contemplated by certain transfer agreements, dated as of May 19, 2026, (i) by and among the Company, the Initial JV Member and the Co-Investor, the Co-Investor acquired from the Initial JV Member 13.64% of the limited liability company interests in the Company and (ii) by and among the Company, the Initial JV Member and the New JV Member, the New JV Member acquired from the Initial JV Member 4.33% of the limited liability company interests in the Company; and

WHEREAS, on the date hereof, the Company, the BDC Member, the JV Member and the Co-Investor desire to enter into this Agreement to (i) reflect the admission of the Co-Investor and the New JV Member as Members of the Company and (ii) amend and restate the Existing LLC Agreement in its entirety, and agree that this Agreement shall govern the rights of the Members and other matters as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” has the meaning assigned to such term in Section 7.1(f)(ii).

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Administration Agreement” means the Administration Agreement, dated as of March 9, 2026, between the Company and the Administrative Agent, as amended from time to time in accordance with the terms hereof and thereof.

“Administrative Agent” means AGL US DL Administrator LLC or any other entity retained by the Company with approval by the Board to perform administrative services for the Company.

“Advance Interest Rate” means the rate equal to the Term SOFR (or the applicable Benchmark Replacement if a Benchmark Replacement Date has occurred) plus ten percent (10%) per annum.

“Advanced Amount” has the meaning assigned to such term in Section 3.3.

“Advisers Act” has the meaning assigned to such term in Section 6.13(b).

“Affiliate” means, with respect to a Person, (a) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or (b) any Affiliated Fund; provided, however, that, except as required by applicable law, no Member shall be deemed an Affiliate of any other Member and no Member shall be deemed an Affiliate of the Company (or vice versa), in each case, solely on account of ownership of interests in the Company or being party to this Agreement.

“Affiliated Fund” means, in respect of any Member, a fund, pooled investment vehicle, managed account (including separately managed accounts), other entity or client now or hereafter existing that is directly or indirectly controlled, managed, advised or sub-advised by any member of the AGL Group, the AIMCO Group or the GSAM Group, as applicable.

“AGL” means AGL Credit Management LLC.

“AGL Group” means AGL or any Person directly or indirectly controlled, managed or advised by AGL or any of its Affiliates.

“Agreement” has the meaning assigned to such term in the recitals.

“AIMCO” means Alberta Investment Management Corporation.

“AIMCO Group” means AIMCO and its Subsidiaries, subsidiary undertakings, from time to time, including any successor or assign of any of the foregoing entities for so long as such successor or assign is directly or indirectly a Subsidiary or subsidiary undertaking of a holding company or parent undertaking of any of the foregoing entities or is controlled by any Person or Persons which control(s) any of the foregoing entities.

“Applicable Entity” means the Company and any other vehicle treated as a partnership for U.S. federal income tax purposes that is organized and controlled by the Company or its applicable Affiliates in accordance with this Agreement or any organizational documents governing an Applicable Entity and in which each of the JV Member, Co-Investor and the BDC Member, and any transferee in any Permitted Transfer by any of the foregoing, or any Person substituted for any of the foregoing as a Member pursuant to the terms of this Agreement holds a direct or indirect interest through one or more Applicable Entities.

“Appointing Member” means each of the BDC Member, the JV Member and the Co-Investor, who are entitled to appoint one (1) or more Managers to the Board (it being acknowledged and agreed that for purposes of this definition, neither party shall be an Appointing Member with respect to the Independent Manager).

“Authorized Dissolution” has the meaning assigned to such term in Section 8.2(b).

“BDC Member” has the meaning assigned to such term in the recitals.

“BDC Member Adviser” has the meaning assigned to such term in the recitals.

“BDC Offer Proposal” has the meaning assigned to such term in Section 7.4(d).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for which a Benchmark Replacement Date has occurred, the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto (the “Relevant Governmental Body”) or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for SOFR or the then-current Benchmark Replacement for U.S. dollar-denominated floating rate balance sheet loans at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the Benchmark Replacement for U.S. dollar denominated floating rate balance sheet loans at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to SOFR or the applicable Benchmark Replacement:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator or administrator of the applicable Benchmark Replacement permanently or indefinitely ceases to provide SOFR or the applicable Benchmark Replacement; and

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which SOFR or the applicable Benchmark Replacement has been determined and announced by or on behalf of the administrator of SOFR or the applicable Benchmark Replacement or the regulatory supervisor for the Term SOFR Administrator or administrator of the applicable Benchmark Replacement permanently to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (iii) and even if any available tenor of SOFR or the applicable Benchmark Replacement continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to SOFR (or, if applicable, the applicable Benchmark Replacement):

(i) a public statement or publication of information by or on behalf of the Term SOFR Administrator or administrator of the applicable Benchmark Replacement announcing that such administrator has ceased or will cease to provide SOFR or the applicable Benchmark Replacement, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide SOFR or the applicable Benchmark Replacement;

(ii) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator or administrator of the applicable Benchmark Replacement, the central bank for the currency of SOFR or the applicable Benchmark Replacement, an insolvency official with jurisdiction over the Term SOFR Administrator or administrator of the applicable Benchmark Replacement, a resolution authority with jurisdiction over the Term SOFR Administrator or administrator of the applicable Benchmark Replacement or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator or administrator of the applicable Benchmark Replacement, which states that the Term SOFR Administrator or administrator of the applicable Benchmark Replacement has ceased or will cease to provide SOFR or the applicable Benchmark Replacement permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide SOFR or the applicable Benchmark Replacement; or

(iii) a public statement or publication of information by or on behalf of the Term SOFR Administrator or administrator of the applicable Benchmark Replacement or the regulatory supervisor for the Term SOFR Administrator or administrator of the applicable Benchmark Replacement announcing that SOFR or the applicable Benchmark Replacement is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Board” has the meaning assigned to such term in Section 6.1(a).

“Board Approval Matters” means the matters to be decided by the Managers as set forth in Schedule B hereto, together with any other actions, decisions, or matters that are expressly designated in this Agreement as requiring Board approval.

“Business Day” has the meaning assigned to such term in Section 10.13.

“Call Notice” has the meaning assigned to such term in Section 3.1(b).

“Capital Account” means, as to a Member, the capital account maintained on the books of the Company for such Member in accordance with the terms hereof.

“Capital Commitment” means, as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution. The Capital Commitment of any Member may be increased by such Member, as a Board Approval Matter.

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member (as determined by the Administrative Agent), each in accordance with the terms hereof.

“Certificate of Formation” means the certificate of formation of the Company filed under the Act, as amended from time to time.

“Change of Control” means (i) any transaction or series of related transactions or other event that results in the BDC Member Adviser (in the case of the BDC Member) or GSAM (in the case of the JV Member) or any respective Affiliate thereof ceasing to be the direct or indirect investment adviser of such Member, or (ii) with respect to any other Person, any transaction or series of related transactions that results in (a) any Person (other than an Affiliate of such Person) directly acquiring beneficial ownership of a majority of the then issued and outstanding voting securities or combined voting rights of such Person or (b) the sale, lease exchange, conveyance, transfer, or other disposition of substantially all of the property and assets of such Person directly by any other Person (other than an Affiliate of such Person).

“Change of Control Notice” has the meaning assigned to such term in Section 7.3.

“Co-Investor” has the meaning assigned to such term in the recitals.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Company Valuation Policy” means the Company’s valuation policy, which shall be the same as the BDC Member’s valuation policy then in effect from time to time.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dechert” has the meaning assigned to such term in Section 10.8.

“Default Date” has the meaning assigned to such term in Section 3.4(a).

“Defaulting Interest Rate” means a rate equal to SOFR plus twelve percent (12%) per annum.

“Defaulting Member” has the meaning assigned to such term in Section 3.4(a).

“Determination Date” has the meaning assigned to such term in Section 3.3.

“Disposition Matter” has the meaning assigned to such term in Schedule B hereto.

“Dissolution Event” has the meaning assigned to such term in Section 8.2(a).

“Dissolution Request” has the meaning assigned to such term in Section 8.2(b).

“Distribution in Kind” has the meaning assigned to such term in Section 7.4(c).

“Distribution in Kind Period” has the meaning assigned to such term in Section 7.4(c).

“Entire Interest” means all of a Member’s interests in the Company, including the Member’s transferable interest and all management and other rights.

“Existing LLC Agreement” has the meaning assigned to such term in the recitals.

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including expenses under the Administration Agreement.

“Extended Term” has the meaning assigned to such term in Section 8.1(a).

“Extension” has the meaning assigned to such term in Section 8.1(a).

“First Look” has the meaning assigned to such term in Section 7.4(a).

“First Look Extended Period” has the meaning assigned to such term in Section 7.4(b).

“Foreign Account Tax Compliance Provisions” has the meaning assigned to such term in Section 2.9.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“GAAP Profit or GAAP Loss” means, as to any transaction or fiscal period, the net income or loss of the Company determined in accordance with GAAP.

“GSAM” means Goldman Sachs Asset Management, LP.

“GSAM Group” means GSAM and its Subsidiaries, subsidiary undertakings, from time to time, including any successor or assign of any of the foregoing entities for so long as such successor or assign is directly or indirectly a Subsidiary or subsidiary undertaking of a holding company or parent undertaking of any of the foregoing entities or is controlled by any Person or Persons which control(s) any of the foregoing entities.

“Independent Manager” has the meaning assigned to such term in Section 6.2.

“Independent Manager Cause Event” means the Independent Manager’s (i) commission of, or plea of nolo contendere to, (x) any felony or (y) any other crime, in the case of this clause (y), involving moral turpitude, (ii) commission of any act or omission involving fraud, (iii) willful misconduct with respect to the Company or its Subsidiaries or (iv) material, uncured breach of any agreements by and between the Independent Manager, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

“Initial JV Member” has the meaning assigned to such term in the recitals.

“Initial Term” has the meaning assigned to such term in Section 8.1(a).

“Investment” means an investment of any type held, directly or indirectly, by the Company, other than interests in Subsidiaries.

“Investment Guidelines” means the Company’s investment objectives and criteria as approved by the Board from time to time in accordance with this Agreement.

“IRS” means the United States Internal Revenue Service.

“JV Member” has the meaning assigned to such term in the recitals.

“Loss” has the meaning assigned to such term in Section 6.14(a).

“Manager” has the meaning assigned to such term in Section 6.1(a).

“Member” and “Members” have the meaning set forth in the recitals and also include any Person that becomes a Member of the Company after the date hereof under the terms of this Agreement.

“Member List” has the meaning assigned to such term in Section 2.7.

“New JV Member” has the meaning assigned to such term in the recitals.

“Non-Defaulting Member” has the meaning assigned to such term in Section 3.4(a).

“Non-Triggering Member” has the meaning assigned to such term in Section 7.3.

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company or for or on behalf of the Company by a Member, the Administrative Agent or any of their respective Affiliates in connection with the formation, organization and capitalization of the Company and the preparation by the Company to commence its business operations, which shall be allocated to the Members pro rata in accordance with each Member’s respective Proportionate Share; provided that Organization Costs shall not include expenses incurred by a Member in connection with the negotiation or execution this Agreement or the other definitive documentation relating to the transactions contemplated herein, which for the avoidance of doubt, will be the sole responsibility of the Member incurring such expenses.

“Original LLC Agreement” has the meaning assigned to such term in the recitals.

“Partnership Representative” has the meaning assigned to such term in Section 6.15(a).

“Permitted Transfer” has the meaning assigned to such term in Section 7.1(a).

“Permitted Transferee” has the meaning assigned to such term in Section 7.1(a).

“Permitted Uses” has the meaning assigned to such term in Section 3.2(a).

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any securities or the debtor under any loan or other debt obligations that is the subject of such Investment.

“Principal Proceeds” has the meaning assigned to such term in Section 3.2(a).

“Proceeding” has the meaning assigned to such term in Section 6.14(a).

“Profit or Loss” means, as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement; provided that in the event that the Value of any Company asset is adjusted under Section 9.5, the amount of such adjustment shall in all events be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Profit or Loss, and the gain or loss from any disposition of such asset shall be calculated by reference to such adjusted Value.

“Proportionate Share” means, as to any Member, the percentage that its aggregate Capital Commitments represent of the aggregate Capital Commitments of all Members.

“Quarterly Priority Profit Share Amount” has the meaning assigned to such term in Section 5.1(a).

“Relevant Governmental Body” has the meaning assigned to such term in the definition of “Benchmark Replacement.”

“Reserve Amount” means the amount determined by the Board from time to time, with each Board member acting reasonably.

“SEC” has the meaning set forth in the recitals.

“Securities Act” has the meaning set forth in the recitals.

“SOFR” means the rate equal to the secured overnight financing rate as administered by the Term SOFR Administrator.

“Sole Member” has the meaning assigned to such term in the recitals.

“Specified Change” means any amendment, modification or waiver with respect to an Investment that, as applicable, (a) materially extends the final maturity of the loan, (b) reduces or forgives the principal amount of the loan, (c) postpones the due date of any scheduled payment in respect of the loan, (d) subordinates (in right of payment, with respect to liquidation preferences or otherwise) a loan if such subordination causes a material change to the overall portfolio of the Company, (e) releases any material guarantor or co-obligor of the loan from its obligations, or (f) releases a material portion of the collateral securing such loan (excluding any such releases associated with a prepayment).

“Subscription Agreement” means any subscription agreement entered into by any Member in respect of its Capital Commitment.

“Subsidiary” as to the Company, means any Affiliate Controlled by the Company directly, or indirectly through one or more intermediaries. For the avoidance of doubt, Portfolio Companies shall not be included within the definition of Subsidiary.

“Tax Guidelines” means the Company’s tax seasoning guidelines as approved by the Board from time to time in accordance with this Agreement.

“Tax Liability” has the meaning assigned to such term in Section 6.15(d).

“Term SOFR” means, for any calculation with respect to this Agreement, the forward-looking term rate based on SOFR (the “Term SOFR Reference Rate”) for a 1-month tenor that is published by the Term SOFR Administrator as in effect on the Determination Date; provided, however, that if as of 5:00 p.m. New York time on the Determination Date the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to the Determination Date.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” has the meaning assigned to such term in the definition of “Term SOFR.”

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer. Notwithstanding the foregoing, the sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of interests in the Company effectuated through indirect transfers of such interests by limited partners or other equityholders in funds or similar managed vehicles holding, directly or indirectly, interests in the Company shall not constitute a “Transfer” for the purposes of this Agreement.

“Treasury Regulations” means all final and temporary U.S. federal income tax regulations, as amended from time to time, issued under the Code by the U.S. Department of the Treasury.

“Triggering Member” has the meaning assigned to such term in Section 7.3.

“Unpaid BDC Member Priority Profit Share” has the meaning assigned to such term in Section 5.1(a).

“Unpaid Commitment” shall mean, with respect to any Member at a given point in time, A minus B, where “A” is equal to the Member’s Capital Commitment and “B” is equal to the aggregate Capital Contributions previously made to the Company by the Member under Article 3, as adjusted from time to time in accordance with Section 3.2(b) (as a result of distributions that increase such Member’s Unpaid Commitment) and subject to adjustment as contemplated in applicable provisions of this Agreement.

“Valuation Agent” has the meaning assigned to such term in Section 7.4(a).

“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

“Voting Percentage” means, with respect to each Appointing Member, the percentage of the aggregate voting power exercisable by the Managers elected, designated or appointed by such Appointing Member at any meeting of the Board on any matter other than a Disposition Matter or a Dissolution Request, being: (i) fifty percent (50%) in the case of the BDC Member, (ii) forty percent (40%) in the case of the JV Member, and (iii) ten percent (10%) in the case of the Co-Investor. For the avoidance of doubt, the Independent Manager shall not hold a Voting Percentage.

“Withholding Payment” has the meaning assigned to such term in Section 5.2.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Formation of the Limited Liability Company. The Company was formed by AGL US DL Management LLC under and pursuant to the Act upon the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware on December 2, 2025. The Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties, obligations and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2 Company Name. The name of the Company (formerly known as “AGL PCIF JV LLC”) shall be “AGL Enhanced PC Income I LLC” or such other name as approved by the Board.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Members may designate. The name of its registered agent for service at such address is The Corporation Trust Company or such other Person as the Members may designate.

(b) The initial principal business office of the Company shall be at c/o AGL Credit Management LLC, 535 Madison Avenue, 24th Floor, New York, New York 10022.

Section 2.4 Purpose and Powers of the Company.

(a) The purpose and business of the Company shall be (i) to make Investments, either directly or indirectly, as may be approved from time to time in accordance with the terms hereof and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act. For the avoidance of doubt, the parties acknowledge and agree that unless the Board otherwise authorizes, the Company intends to solely invest in assets through secondary market transactions (and it is further acknowledged and agreed that if the selling party in any such transaction is owned, managed or controlled by any member of the AGL Group, the consideration for the assets to be sold by such selling party will be the estimated fair value of such assets).

(b) Subject to any limitations in this Agreement and the delegation of administration responsibility to the Administrative Agent, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c) The Company may enter into and perform Subscription Agreements between the Company and each Member in substantially the form attached hereto as Annex A, without any further act, vote or approval of any Member or the Board notwithstanding any other provision of this Agreement (other than Section 3.1(a) hereof), the Act or any other applicable law, rule or regulation; provided that (i) the Capital Commitment of the BDC Member under any such Subscription Agreement shall equal twenty-five percent (25.00%) of the aggregate Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of the BDC Member shall equal twenty-five percent (25.00%); (ii) the Capital Commitment of the JV Member under any such Subscription Agreement shall equal sixty-one and thirty-six one hundredths percent (61.36%) of the aggregate Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of the JV Member shall equal sixty-one and thirty-six one hundredths percent (61.36%); and the Capital Commitment of the Co-Investor under any such Subscription Agreement shall equal thirteen and sixty-four one hundredths percent (13.64%) of the aggregate Capital Commitments made under all such Subscription Agreements, such that the Proportionate Share of the Co-Investor shall thirteen and sixty-four one hundredths percent (13.64%).

Section 2.5 Fiscal Year. The fiscal year of the Company shall be the period ending on December 31 of each year.

Section 2.6 Liability of Members. Subject to the provisions of the Act and other applicable law, no Member shall be liable for the repayment, satisfaction or discharge of any Company liabilities. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of any other Member.

Section 2.7 Member List. The Administrative Agent shall maintain a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions, Unpaid Commitment and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary in its discretion to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List as a result of changes to the information set forth therein made in accordance with the terms of this Agreement or to evidence the making of Capital Commitments or Capital Contributions shall not constitute an amendment of this Agreement.

Section 2.8 Sourcing of Investments. The BDC Member will be responsible for sourcing and underwriting substantially all investment opportunities for potential submission to the Company for consideration (it being acknowledged and agreed that, other than as expressly provided for in this Agreement, Investments made by the Company will require prior approval by the Board (except as otherwise expressly provided in Schedule B hereto) and none of the BDC Member, the BDC Member Adviser, the Co-Investor, its investment adviser, the JV Member, GSAM or any of their respective Affiliates will be, or will be deemed to be, acting in a fiduciary capacity in connection with any screening, sourcing or underwriting of any investment opportunity). Subject to the availability of uncalled Capital Contributions and to the extent consistent with the Investment Guidelines and Tax Guidelines, the BDC Member shall present to the Company for consideration by the Board, each investment opportunity considered by the BDC Member that falls within the Investment Guidelines and Tax Guidelines save where the BDC Member or the BDC Member Adviser determines that to do so would reasonably be expected to result in bona fide adverse legal, regulatory, or counterparty-related consequences for the BDC Member or the BDC Member Adviser.

Section 2.9 FATCA. If the Company, any entity controlled by the Company or any Company’s subsidiary is treated as a foreign financial institution under Section 1471(d)(4) of the Code, the Company shall use commercially reasonable efforts to satisfy the obligations of Sections 1471 or 1472 (as applicable), including but not limited to entering into an agreement with the IRS as described in Section 1471(b) of the Code. The Company shall use commercially reasonable efforts to comply with Sections 1471 through 1474 of the Code (or any successor legislation) and any future U.S. Treasury or IRS guidance promulgated thereunder and any comparable provision of non-U.S. law (the “Foreign Account Tax Compliance Provisions”), so that no “withholdable payment” allocable or directly or indirectly payable to the Company will be subject to withholding pursuant to any Foreign Account Tax Compliance Provision (other than because of the failure of certain Members in the Company to provide information or documentation to the Company, which resulted in the imposition of such withholding). Any income that the Company is directly or indirectly subject to withholding on, or required to withhold any tax with respect to, any Foreign Account Tax Compliance Provision (including amounts treated as withheld), shall be treated as solely attributable to the Members whose failure to provide information or documentation to the Company resulted in the imposition of such withholding and the economic burden of such withholding shall be borne by such Members. For purposes of this Section 2.9, the term “withholdable payment” will have the same meaning as set forth in the Foreign Account Tax Compliance Provisions (provided, that “withholdable payment” will include any “passthru payment” as set forth in the Foreign Account Tax Compliance Provisions).

ARTICLE 3

COMPANY CAPITAL AND INTERESTS

Section 3.1 Capital Commitments; Capital Contributions.

(a) Each Member’s Capital Commitment shall be set forth in such Member’s Subscription Agreement and on the Member List and shall be payable by wire transfer of immediately available funds in U.S. dollars to the account designated by the Company in writing. As of the date hereof, the initial Capital Commitments, Proportionate Share and Capital Contributions of the Members shall be as set forth on Schedule A hereto.

(b) Following the approval of any additional Investment by the Board after the date of this Agreement, the Administrative Agent shall issue a notice to each Member setting forth the terms of the associated Capital Contribution, including the payment date (provided that the notice shall be provided no less than ten (10) Business Days prior to the payment date) (such notice, in form and substance consistent with the form attached hereto as Annex B, a “Call Notice”). Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments; provided that in no event shall the Members be required to make a Capital Contribution to the Company pursuant to a Call Notice that exceeds the respective Member’s Unpaid Commitment.

(c) Capital Contributions which are not used shall be returned to the Members no later than forty-five (45) Business Days after receipt, in the same proportion in which they were made, which amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article 3; provided, however, that the Board, as a Board Approval Matter, may elect to permit the Company to retain all or a portion of such Capital Contributions beyond such forty-five (45) Business Day period in anticipation of a pending investment, expense, distribution, or other agreed-upon use.

(d) From time to time, the Members may mutually agree to make irrevocable Capital Contributions in their respective Proportionate Shares for the purpose of supporting unfunded loan commitments or third-party debt which will remain uncalled Capital Contributions by the Company until such time as the Company delivers a Call Notice to the Members.

Section 3.2 Reinvestment.

(a) Notwithstanding anything to the contrary in this Agreement, during the Initial Term, all amounts received by the Company arising from the repayment of principal amounts in connection with direct or indirect investments made by the Company (such amounts, the “Principal Proceeds”) may be subject to reinvestment for a period of up to thirty (30) days following receipt of such Principal Proceeds for the purpose of: (i) making an additional or follow on investment in respect of an existing Investment, (ii) satisfying the requirements of any financing facilities to which the Company or any of its Subsidiaries is party, or (iii) paying Expenses ((i), (ii), and (iii), collectively, the “Permitted Uses”). Notwithstanding the foregoing, for the avoidance of doubt, any proposed reinvestment of Principal Proceeds for the purpose of (i) making a new Investment or (ii) any additional, follow on or further investment in connection with an existing Investment that was not specifically envisaged and approved when such Investment was approved by the Board, shall in each case be a Board Approval Matter.

(b) If the Company makes any distribution of Principal Proceeds to any Member during the Initial Term, each Member’s Unpaid Commitment shall be increased, on a dollar-for-dollar basis, by the amount of such distribution of Principal Proceeds received by such Member for the period during which such amounts may be recalled for any Permitted Use. The Company shall notify the Members in each distribution notice of the portion of such distribution, if any, that will increase each Member’s Unpaid Commitment pursuant to this Section 3.2(b).

(c) If the Board determines that a proposed Permitted Use in respect of which the Members have made Capital Contributions will not be made or will not require the full amount of Capital Contributions made therefor, the Company shall, within thirty (30) days after receipt by the Company of the proceeds of such Capital Contributions, (i) refund to the applicable Member(s) the amounts of such Capital Contributions so contemplated by the foregoing that the Manager reasonably determines will be the subject of a new Call Notice issued within the foreseeable future, and (ii) if applicable, provide the Members with an updated Call Notice which sets forth the use of any Capital Contribution not refunded to the Members as described in clause (i) above. Except as otherwise required for U.S. federal (and where applicable, state and local) income tax purposes, any amount refunded pursuant to this Section 3.2(c) shall be treated as never having been contributed to the Company.

(d) If the aggregate amount of Principal Proceeds, less any Permitted Uses, is less than the aggregate capital amount required to fund an Investment at the time the Board determines to make such Investment, then following approval by the Board, the Company may issue a Call Notice to the Members to make a Capital Contribution in the amount of the shortfall, which amount will be funded by the Members in accordance with their Proportionate Shares.

Section 3.3 Advances. Upon approval of an Investment by the Board and prior to a Call Notice being fully funded by each party, the BDC Member may, with prior written confirmation by the JV Member, make advances of Capital Contributions on behalf of all Members to fund the Investment. Any portion of such advance made by the BDC Member on behalf of another Member (the “Advanced Amount”) shall be repaid by the Company to the BDC Member, together with interest accruing solely on the Advanced Amount outstanding from time to time, for the account of the BDC Member, with interest for the account of the BDC Member, commencing on the date such Advanced Amount is funded by the BDC Member at the Advance Interest Rate as of such date (the “Determination Date”). To the extent the BDC Member advances funds to the Company on behalf of any other Member, all Company distributions that would otherwise be made to such Member shall be paid to the BDC Member (with any such amounts being applied first against accrued but unpaid interest and then against principal) until the BDC Member has been repaid in full (including interest) with respect to such Advanced Amount.

Section 3.4 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within twenty-five (25) Business Days after the date indicated in the corresponding Call Notice (the “Default Date”), the other Members (each, a “Non-Defaulting Member” and together, the “Non-Defaulting Members”) in its or their sole discretion, shall have the right to seek to collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising or pursuing any legal remedy the Company may have.

Except as set forth below, any Non-Defaulting Member’s election to pursue any such remedy shall not be deemed to preclude such Non-Defaulting Member from pursuing any other available remedy, simultaneously or subsequently.

(b) Notwithstanding any provision of this Agreement to the contrary, a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default.

(c) Any Non-Defaulting Member may, but shall not be obligated to, advance all or a portion of the Defaulting Member’s Unpaid Commitment to the Company on behalf of the Defaulting Member, and such advance shall be repaid by the Defaulting Member to the Non-Defaulting Member that made such advance with interest for the account of such Non-Defaulting Member on the amount outstanding from time to time commencing on the date of the advance at the Defaulting Interest Rate. To the extent any Non-Defaulting Member advances funds to the Company on behalf of the Defaulting Member, all Company distributions that would otherwise be made to the Defaulting Member shall be paid to the Non-Defaulting Members that made advances, in proportion to their respective outstanding advances, (with any such amounts being applied first against accrued but unpaid interest and then against principal) until all amounts payable by the Defaulting Member to the Non-Defaulting Member(s) under this Section 3.4(c) (including interest) have been paid in full.

Section 3.5 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.6 Admission of Additional Members.

(a) The Board, as a Board Approval Matter, may, (i) admit additional Members upon terms approved by the Board, (ii) permit existing Members to subscribe for additional interests in the Company and increase their respective Capital Commitments, and (iii) admit a substitute Member in accordance with Section 7.1.

(b) Each additional or substitute Member shall execute and deliver a written instrument satisfactory to the existing Members whereby such Member becomes a party to this Agreement, as well as a Subscription Agreement and any other documents reasonably required by the Board. Each such additional or substitute Member shall thereafter be entitled to all the rights and be subject to all the obligations of Members as set forth herein. Upon the admission of or the increase in the interest of any Member as herein provided that the Administrative Agent shall update the Member List to reflect such admission or increase.

Section 3.7 Tranching. Subject to the prior consent of all of the Members (such consent not to be unreasonably withheld, conditioned or delayed), the Members’ equity capital may be tranched by the Company into senior and junior tranches in order to achieve appropriate capital treatment for financing or other execution; with the intent that each Member maintain pro rata holdings of senior and junior tranches; provided, however that any proposed tranching that would reasonably be expected to result in an adverse economic impact on any Member shall be automatically deemed to be reasonable grounds for such Member to withhold their consent to such tranching.

ARTICLE 4

ALLOCATIONS

Section 4.1 Capital Accounts.

(a) A Capital Account shall be maintained for each Member consisting of such Member’s Capital Contributions, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities to which the property is subject, or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrative Agent determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Administrative Agent is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. For U.S. federal income tax purposes, Capital Accounts shall be maintained in a manner consistent with the Code and applicable Treasury Regulations.

(b) Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by the Board to be appropriate. Organization Costs shall be amortized in accordance with GAAP.

Section 4.2 Allocations. Profit or Loss shall be allocated among the Members pro rata in accordance with the Members’ respective Proportionate Share.

Section 4.3 Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and transferee of a Company interest, or between any Members whose relative Company interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a Permitted Transferee of an interest in the Company or to a Member whose interest has otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to such transferred interest or increase of interest shall be deemed allocated and made to the Permitted Transferee or other holder.

Section 4.4 Tax Matters.

(a) The Company shall be properly classified as a partnership for U.S. federal income tax purposes, and neither the Company nor any Member shall elect to treat the Company as a corporation for U.S. federal income tax purposes or shall file any tax election or other document that is inconsistent with the Company’s position regarding its classification as a partnership for applicable federal, state, and local income tax purposes. Each Subsidiary, including AGL EPCI Ranger Funding LLC, shall be properly classified as a disregarded entity or, with prior Board approval, a partnership, for U.S. federal income tax purposes, and the Company shall not elect to treat any such Subsidiary as a corporation for U.S. federal income tax purposes.

(b) Each item of income, gain, loss, deduction or credit determined in accordance with the Code and the applicable Treasury Regulations shall be allocated in the same manner as such item is allocated pursuant to Section 4.2 or Section 4.3, as appropriate.

(c) The allocation methodology set forth in this Article 4 is intended to comply with certain requirements of the Treasury Regulations. In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ Capital Accounts maintained for U.S. federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704 of the Code and applicable Treasury Regulations; provided, however, that the Company shall utilize the “traditional method” provided in Treasury Regulations Section 1.704-3(b) with respect to the property contributed or deemed contributed to the Company by any Member on or about the date hereof.

(d) Notwithstanding anything to the contrary herein, if the Code or Treasury Regulations require an adjustment to be made to a Capital Account of a Member, or some other event or events occurs or occur necessitating or justifying, in the Board’s judgment, an adjustment deemed equitable to the Members, the Administrative Agent shall make such adjustment in the determination and allocation among the Members of Capital Accounts, or items of income, deduction, gain, or loss for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof in the sole discretion of the Board shall be final and conclusive as to all of the Members.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 General.

(a) The BDC Member shall be entitled to a preferred return of 0.35% per annum of the actual invested capital of the Company (without giving effect to leverage), payable in arrears and calculated on a quarterly basis as of the end of each calendar quarter and pro rated for any partial quarter of the Company (such amount, the “Quarterly Priority Profit Share Amount”). Any Quarterly Priority Profit Share Amount owed to the BDC Member and not yet paid shall be referred to as the “Unpaid BDC Member Priority Profit Share”.

(b) To the extent of available cash and cash equivalents in excess of the Reserve Amount, the Company shall make distributions, in such amounts and at such times as determined by the Board (on at least a quarterly basis), to the Members in accordance with Section 5.1(c) below; provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3. For the avoidance of doubt, it is the parties’ intention to sweep for distribution, net of the Reserve Amount: (i) amounts arising from the payment of interest in connection with the underlying (direct or indirect) Investments of the Company, net of interest expense, and (ii) Principal Proceeds, and in the case of clause (i), any such distributions shall not be subject to future reinvestment in accordance with Section 3.2.

(c) Any distribution under this Section 5.1 shall be shared among the Members as follows:

(i) First, to the BDC Member, an amount up to the then-current Unpaid BDC Member Priority Profit Share until the amount of the Unpaid BDC Member Priority Profit Share (giving effect to any distribution made pursuant to this clause (i)) is $0; and

(ii) Second, after payment in full of any Unpaid BDC Member Priority Profit Share, to the Members pro rata in accordance with their respective Proportionate Shares; provided, however, that if any Member is in default in its obligation to make Capital Contributions or to reimburse the Company for any amounts as and when such Capital Contributions are required to be made or amounts are required to be reimbursed, as applicable, distributions pursuant to this Section 5.1(c)(ii) shall be withheld and applied against such Capital Contributions or reimbursement obligations and treated for all purposes hereof as having been distributed to such Member and contributed to the Company as a Capital Contribution or paid to the Company as a reimbursement, as applicable.

(d) For purposes of this Agreement, any payments to or by the JV Member hereunder shall be made ratably by or to each such entity in proportion to its respective ownership interest in the Company as of the applicable determination date, unless expressly provided otherwise herein.

Section 5.2 Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other foreign, U.S. federal, state or local tax, including any interest, penalties or additions with respect thereto (a “Withholding Payment”), imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered a distribution to such Member for all purposes. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within seven (7) Business Days after receiving written request for payment from the Company. If the proceeds to the Company from an Investment are reduced on account of taxes withheld by any other Person (such as an entity in which the Company owns an interest, directly or indirectly), and such taxes are imposed on or otherwise are attributable to one or more Members, the amount of the reduction shall be treated as if it were paid by the Company as a Withholding Payment with respect to the relevant Member. Each Member hereby agrees to indemnify the Company for, and hold the Company harmless from, any Withholding Payment that is attributable to such Member (as reasonably determined by the Board), including any interest, penalties and additions to tax with respect thereto. The obligations set forth in this Section 5.2 shall survive a Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company and the termination of this Agreement. The Company shall use commercially reasonable efforts to (i) notify a Member of the amount of any Withholding Payment attributable to such Member, (ii) obtain on behalf of each Member any available exemption from, reduction in, or refund of Withholding Payment imposed on any interest or income of or distributions to such Member (or any beneficial owner of such Member) in connection with income or distributions from the Company, and (iii) or otherwise provide a Member with reasonable assistance, at such Member’s expense with respect to any out-of-pocket expenses of any third party that are not incurred as part of the Company’s operation in the ordinary course of business, and such reasonably available information as may be required by such Member (or any beneficial owner of such Member) to itself obtain any such available exemption, reduction or refund.

Section 5.3 Certain Limitations. Notwithstanding the foregoing provisions:

(a) In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b) Any distributions shall require Board approval and shall be made in cash or, in the sole discretion of the Board, in-kind in such Company assets as may be selected by the Board in its sole discretion; provided that the Board may elect to have any payments made in respect of the principal of any indebtedness of the Company to be made in-kind by redeeming the applicable Member’s interest in the Company (or any portion thereof) at its net asset value as determined in accordance with the Company Valuation Policy; it being agreed that in no event shall any such redemption be permitted without the BDC Member’s prior written consent if it would cause the BDC Member’s Proportionate Share or ownership of the Company to exceed eighty-seven-and-one-half percent (87.5%). For the avoidance of doubt, with respect to (i) any asset distributed in-kind, (ii) securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be, and (iii) all other securities and non-cash assets, the Company shall calculate value in accordance with the Company Valuation Policy.

ARTICLE 6

MANAGEMENT OF COMPANY

Section 6.1 Management Generally.

(a) A board of managers of the Company (collectively, the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 6.2 and constitute the “managers” (as that term is defined in the Act) of the Company. Subject to any powers of the Members as expressly set forth in this Agreement, the business and affairs of the Company shall be under the direction of the Board and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

(b) Other than with respect to any Board Approval Matters (which shall be exclusively determined by the Board), the parties acknowledge and agree that the Board has delegated to the Administrative Agent all other matters relating to the business affairs and operations of the Company, including the authority to appoint, engage, replace and oversee one or more sub-administrators, any transfer agent and any custodians, as such delegated authority may be modified by the Board from time to time. For purposes of this Agreement as of the date hereof, U.S. Bancorp Fund Services, LLC shall act as the sub-administrator and the transfer agent and U.S. Bank Trust Company, National Association shall act as the custodian. The parties further acknowledge and agree that such delegated authority does not include selecting or approving any Investment and that neither the Administrative Agent nor any of its Affiliates is in any way acting as a fiduciary for the Company or its Members.

(c) Concurrently with the execution of this Agreement, the Company has entered into the Administration Agreement with the Administrative Agent, pursuant to which the Administrative Agent (directly or through the engagement at the discretion of the Administrative Agent of one or more sub-administrators and a transfer agent) is authorized to carry out all actions and services on behalf of the Company that are not Board Approval Matters. Any amendments to the Administration Agreement shall require approval by the Board.

Section 6.2 Board Composition. The Members may determine at any time by mutual agreement the number of Managers to constitute the Board, and the authorized number of Managers may be increased or decreased by the Members at any time by mutual agreement; provided that, at all times (i) each of the BDC Member and the JV Member has an equal number of Managers on the Board and (ii) the Co-Investor shall have one (1) Manager on the Board. The number of Managers shall be six (6). Each of the BDC Member and the JV Member may elect, designate or appoint two (2) Managers, the Co-Investor may elect, designate or appoint one (1) Manager and one (1) Manager (the “Independent Manager”) shall be an individual who is independent of the BDC Member, the JV Member and the Co-Investor (as they may mutually determine) and shall be elected, designated and appointed by mutual written agreement of the BDC Member, the JV Member and the Co-Investor. Each Manager elected, designated or appointed solely by the BDC Member, the JV Member or the Co-Investor, as applicable, shall hold office until a successor is elected and qualified by such Member, or until such Manager’s earlier death, resignation, expulsion or removal. The Independent Manager shall hold office until such Manager’s death, resignation, expulsion or removal.

Section 6.3 Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware, with at least one regularly scheduled meeting per calendar quarter. Meetings of the Board may be called by any Manager on not less than three (3) Business Days’ notice to each Manager by telephone, mail, email or any other similar means of communication, with such notice stating the place, date, time and other necessary details of the meeting (and the means by which each Manager may participate by telephone or video conference) and the purpose or purposes for which such meeting is called. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Notwithstanding the foregoing, with respect to any regularly scheduled quarterly meeting of the Board, if a Manager is unable to attend, the Appointing Member that elected, designated or appointed such Manager may designate a proxy to attend and exercise such Manager’s Voting Percentage at such meeting on behalf of such Appointing Member.

Section 6.4 Quorum.

(a) At all meetings of the Board, the presence of at least three (3) Managers shall constitute a quorum for the transaction of business, provided that at least one (1) Manager is present that was elected, designated or appointed by each of the JV Member and the BDC Member. For purposes of any vote of the Board on any matter other than a Disposition Matter or a Dissolution Request, the Managers elected, designated or appointed by an Appointing Member and present at the meeting shall collectively exercise that Appointing Member’s Voting Percentage as a single vote, regardless of the number of such Managers present. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Notwithstanding anything herein to the contrary, the presence or absence of the Independent Manager shall not be considered in determining whether a quorum is present, except that a quorum in connection with any Disposition Matter or Dissolution Request shall require (notwithstanding the terms of this Section 6.4(a)) the presence of the Independent Manager and at least two (2) other Managers which, for the avoidance of doubt, shall be individuals elected, designated or appointed by at least two (2) different Appointing Members.

(b) Every act or decision done or made by the Managers on any matter other than a Disposition Matter or a Dissolution Request shall require the approval of Managers holding a majority of the aggregate Voting Percentage present at a meeting duly held at which a quorum is present. A Disposition Matter or Dissolution Request shall require the affirmative vote of at least three (3) of the following four (4) parties (i) the Managers elected, designated and appointed by the BDC Member, voting together as a single vote, (ii) the Managers elected, designated and appointed by the JV Member, voting together as a single vote, (iii) the Manager elected, designated and appointed by the Co-Investor, and (iv) the Independent Manager; provided that if the Managers elected, designated or appointed by the BDC Member, the JV Member or the Co-Investor do not vote on such matter, approval shall instead require the affirmative vote, with a quorum present, of at least two (2) of the remaining three (3) parties described in clauses (ii) through (iv), so long as the Independent Manager is one (1) of such two (2). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice and without a vote if Managers who (x) hold a majority of the aggregate Voting Percentage and (y) are entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed or otherwise recorded in the records of the Company. Notwithstanding anything herein to the contrary, although the Independent Manager may participate in any meeting of the Board and any deliberations of the Board on any matter, the Independent Manager shall only be entitled to vote on a Disposition Matter or a Dissolution Request (it being acknowledged and agreed that in all other cases, the Independent Manager shall not be considered a Manager entitled to vote for purposes of determining whether the requisite approval has been obtained).

(c) Notwithstanding the foregoing, the Board Approval Matters set out at paragraph (v) and paragraph (xiv) of Schedule B shall require the unanimous approval of the Managers representing each of the Appointing Members.

Section 6.5 Electronic Communications. Managers may participate in meetings of the Board by means of telephone or video conference, and such participation in a meeting shall constitute presence in person at the meeting to the extent permissible by applicable law.

Section 6.6 Compensation; Expenses. The Managers will not receive any compensation from the Company or its Subsidiaries for their service as Managers. However, the Managers shall be reimbursed for their reasonable and documented out-of-pocket expenses, if any, of attendance at meetings of the Board.

Section 6.7 Removal and Resignation; Vacancies. Unless otherwise restricted by law, any Manager (other than for the avoidance of doubt, the Independent Manager) may be removed or expelled, with or without cause, at any time solely by its applicable Appointing Member. The Independent Manager may be removed by either (i) the BDC Member or the JV Member upon the occurrence of an Independent Manager Cause Event or (ii) by mutual written agreement of the BDC Member and the JV Member. Any Manager may resign at any time by giving written notice to the Company (and if applicable, its Appointing Member). Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Manager or the resignation of a Manager in accordance with this Section 6.7 shall be filled solely by the action of the Member who previously elected, designated or appointed such individual in accordance with Section 6.2 (it being acknowledged and agreed that any vacancy with respect to the Independent Manager shall be filled by mutual agreement of the BDC Member and the JV Member), and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

Section 6.8 Duties of Managers. To the extent that, at law or in equity, a Manager has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement and no Manager shall otherwise owe any duty (including any fiduciary duty) to the Company or to any Member or any of their respective Affiliates, officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns (other than the duty of good faith and fair dealing). The provisions of this Agreement, to the extent that they restrict the duties and liabilities of such individual otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such individual.

Section 6.9 No Investment Advice. Notwithstanding any other provision of this Agreement, the parties hereby agree that no Member nor any of its Affiliates is acting in an investment advisory capacity to, nor (save as otherwise expressly provided for in Section 6.15(a) of this Agreement) shall any Member or any of its Affiliates owe any duty (including any fiduciary duty) to, the Company or to any other Member or any of their respective Affiliates, including to any officers, directors, members, partners, shareholders, employees or agents of any of the foregoing, or any of their respective heirs, successors or assigns.

Section 6.10 Waiver of Rights. To the fullest extent permitted by applicable law, the Company and each other Member irrevocably waives any rights, claims or causes of action it may have against any other Member or any of its Affiliates arising out of or in connection with any information provided or omitted to be provided in connection with the Company, this Agreement or the transaction contemplated hereby, except in the case of fraud or willful misconduct.

Section 6.11 Limitation of Responsibility. To the fullest extent permitted by applicable law, no Member nor any of its Affiliates shall be responsible or liable to the Company or any other Member for any loss, damage or expense arising from any investment decision, the performance of the Company or any Investment, or reliance on any information provided, except in the case of fraud or willful misconduct.

Section 6.12 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by an officer or any other Person delegated by the Board shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section 6.12 shall not be deemed to limit the liabilities and obligations of such Person to seek approval as required for any Board Approval Matter or as otherwise expressly set out in this Agreement.

Section 6.13 Members’ Outside Transactions; Investment Opportunities.

(a) No Member or Manager shall be required to devote any fixed portion of its time to the activities and affairs of the Company and its Subsidiaries.

(b) Each Member acknowledges that the Administrative Agent and its Affiliates manage, advise or administer other investment funds and other accounts and may manage, advise or administer additional funds and other accounts in the future, some of which may have similar mandates as the Company. In addition, certain Affiliates of the Administrative Agent are subject to the provisions of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules, regulations and interpretations thereof. Because each Member acknowledges and agrees that neither the Administrative Agent nor any of its Affiliates will be, or will be deemed to be, acting in a fiduciary capacity, neither the Administrative Agent nor any of its Affiliates shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(c) Subject to the foregoing provisions of this Section 6.13 and other provisions of this Agreement, each of the Members, the Administrative Agent, and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including the formation and management of other investment funds, with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

Section 6.14 Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 6.14, each Person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Manager, Partnership Representative or a representative, officer, director or employee thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable out-of-pocket attorneys’ and experts’ fees))

actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of bad faith, gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Loss to the extent resulting from such bad faith, gross negligence, fraud, intentional misconduct. A Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder shall continue to be entitled to indemnity hereunder. The rights granted pursuant to this Section 6.14 shall be contract rights to the indemnified Persons hereunder, and no amendment, modification or repeal of this Section 6.14 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any such amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.14 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud or intentional misconduct. In addition, any Person entitled to indemnification under this Section 6.14 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b) The right to indemnification conferred in Section 6.14(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.14(a) who was, is or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.14 or otherwise. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to pay or reimburse in advance any expenses (including legal fees and other expenses) to any Member or any Affiliate of such Member entitled to be indemnified under Section 6.14(a) in connection with this Section 6.14(b) in connection with any such Proceeding brought, or threatened to be brought, by or on behalf of another Member (or its Affiliate), whether directly or otherwise, against such Member (or its Affiliate).

(c) The Company may, with Board approval, indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Section 6.14(a) and Section 6.14(b).

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 6.14 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.14 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e) The indemnification rights provided by this Section 6.14 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.14.

Section 6.15 Partnership Representative.

(a) The BDC Member will serve as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (or any successor or similar provision of U.S. federal, state or local law) and a “designated individual” that is subject to the control of the BDC Member will be appointed by the Company through whom the “partnership representative” will act (individually and collectively referred to as the “Partnership Representative”). The Partnership Representative and any “designated individual” shall act in the best interests of the Company in their capacities as the “partnership representative” or the “designated individual,” as applicable. In such capacity, subject to Section 6.15(e)(i), the Partnership Representative shall have the right to make or refrain from making any election or otherwise act on behalf of the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings; provided, that, to the extent permitted by applicable law, each of the JV Member and the Co-Investor shall, at its option, be permitted to participate in any such examinations or proceedings.

(b) The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Partnership Representative as a “partnership representative” shall be reimbursed by the Company. Each Member agrees to cooperate with the Partnership Representative and provide such information as may be reasonably requested by the Partnership Representative in relation to carrying out its responsibilities under Section 6223 of the Code (and the Treasury Regulations promulgated thereunder).

(c) The Company agrees to indemnify the Partnership Representative and its agents and save and hold them harmless, from and in respect to all Losses incurred by the Partnership Representative in connection with or resulting from any claim, action, or demand against the Partnership Representative or the Company that arise out of or in any way relate to the Partnership Representative’s status as a “partnership representative” of the Company.

(d) If the Company is subject to any tax liability imposed under Subchapter C of Chapter 63 of the Code, as well as any related interest, penalties, or other charges or expenses (collectively, a “Tax Liability”), the Board (or the Partnership Representative, in consultation with the Board) shall allocate among the Members any Tax Liability in a manner it determines to be fair and equitable and the Capital Accounts hereunder by deducting amounts from Capital Accounts or reducing amounts otherwise distributable to Members, taking into account any modifications attributable to a Member pursuant to Section 6225(c) of the Code and any similar state and local authority; provided, that such allocation shall be subject to the application of Section 6.15(e)(i). To the extent that a portion of a Tax Liability for a prior tax year relates to a former Member, subject to the application of Section 6.15(e)(i), the Board (or the Partnership Representative, in consultation with the Board) may require a former Member to indemnify the Company for its allocable portion of such tax. Each Member acknowledges that, notwithstanding the Transfer or withdrawal of all or any portion of its interest in the Company, pursuant to this Section 6.15, it may remain liable for Tax Liabilities with respect to its allocable share of income and gain of the Company for the Company’s tax years (or portions thereof) prior to such Transfer or withdrawal, as applicable, under Subchapter C of Chapter 63 of the Code or any similar state or local provisions. Any Tax Liability that is payable by the Company shall, to the extent attributable to a Member’s (or a former Member’s) interest in the Company, be treated as distributed or otherwise paid to such Member in the same manner as a withholding tax. The Members acknowledge and agree that, subject to the provisions of this Section 6.15, the Board or the Partnership Representative shall be permitted to take any actions to avoid Tax Liability being imposed on the Company or any of its Subsidiaries or Portfolio Companies under Subchapter C of Chapter 63 of the Code. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any Tax Liability incurred by the Company or such other Members with respect to income attributable to or distributions or other payments to such Member, except in the event such liability arises due to the Company’s bad faith, gross negligence, fraud or intentional misconduct (or, in the case of the Administrative Agent, a breach of its duties under the Administration Agreement). Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, if requested by the Board, it shall provide an IRS Form W-9, the appropriate IRS Form W-8 or any other certificate or documentation, which, the Board reasonably determines, is necessary.

(e) Company Audits.

(i) The Partnership Representative may not (i) agree to a settlement or compromise of, or choose not to defend, any tax claim or adjustment or (ii) make any material election under Sections 6221 through 6241 of the Code or the Treasury Regulations thereunder (or any similar or corresponding provisions of state, local, or non-U.S. Law) without the prior written consent of the JV Member (such consent not to be unreasonably withheld, conditioned or delayed). The Partnership Representative shall, unless the JV Member agrees otherwise, (A) use commercially reasonable efforts to secure any reduction in any imputed underpayment within the meaning of Section 6225(c) of the Code and (B) make the election under Section 6226 of the Code (or any similar or corresponding provisions of state, local, or non-U.S. Law) and utilize any similar procedure under applicable law with respect to any imputed underpayment or similar amount, provided that in no event shall the Partnership Representative be required to take any action under this paragraph to the extent the Partnership Representative determines such action could have an adverse impact on the Company (or, with respect to any Applicable Entity other than the Company, such Applicable Entity or its owners).

(ii) If a Tax Liability is allocated to a Member pursuant to Section 6.15(d), the Company or the Partnership Representative, as promptly as reasonably possible and prior to payment of any tax, penalty, addition to tax, or interest, shall use commercially reasonable efforts to provide such Member with a written notice that sets forth the amount of the liability for taxes, penalties, additions to tax, and interest imposed on such Member, and if such notice cannot be provided prior to payment, to provide such notice as promptly as reasonably possible after such payment is made. Each of the Company and the Partnership Representative shall use its commercially reasonable efforts to provide such additional documentation and assistance to such Member as reasonably requested by such Member, at the Member’s expense, to permit such Member to oppose the imposition of such taxes, penalties, additions to tax, or interest by the IRS or to otherwise use any other reasonably available means to reduce such amount.

(iii) The Partnership Representative shall promptly upon receipt provide each Member with a copy of all tax-related notices, information requests and other written communications received by the Company or the Partnership Representative from any governmental authority, and keep the Members fully informed of any inquiry, examination or proceeding, including promptly notifying the Members of the beginning and completion of an administrative proceeding involving the Company. The JV Member shall have a right to review and comment on all written submissions made to a governmental authority by the Partnership Representative in its capacity as such.

(f) This Section 6.15 shall apply, to the extent applicable, to any substantively similar and material U.S. state and local tax audit regimes.

(g) Each Member’s obligation to comply with the requirements of this Section 6.15 shall survive such Member’s ceasing to be a Member of the Company, the termination, dissolution, liquidation or winding up of the Company, or the termination of this Agreement.

ARTICLE 7

TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.1 Transfers by Members.

(a) Subject to the requirements of this Article 7, all, but not less than all, of a Member’s interest in the Company may be Transferred with prior approval of the Board. Notwithstanding the foregoing, (i) any Member may Transfer all or a portion of its interest to an Affiliate of such Member, subject to the consent of the other Members (such consent not to be unreasonably withheld); provided, that such Affiliate is deemed creditworthy to the reasonable satisfaction of the other Members and satisfies customary Anti-Money Laundering (AML) and Know Your Customer (KYC) requirements of the Company and the other Members; provided further, that no such consent is required if the Transfer is to a controlled Affiliate of the transferring Member (Transfers pursuant to clause (i), each, a “Permitted Transfer” and each transferee in connection therewith, a “Permitted Transferee”); provided further, that in the case of any Permitted Transfer by the JV Member of less than all of its interest in the Company, all governance, voting, consent and approval rights with respect to the transferred interest shall be retained by, and exercised exclusively by, the JV Member, GSAM or an Affiliate of GSAM; and (ii) any Member may make a transfer in accordance with Section 7.3 if such Transfer is otherwise in accordance with the requirements of this Article 7. Notwithstanding the foregoing, if a Permitted Transfer is made without approval by the Board pursuant to Section 7.1(a)(i) and the transferee in such Permitted Transfer thereafter ceases to be an Affiliate of the transferor, then the Permitted Transfer shall automatically be reversed, unless otherwise approved by the Board at the time the transferee in such Permitted Transfer ceases to be an Affiliate of the transferor. In connection with any Transfer by the JV Member, the JV Member shall deliver to the transferee a certification pursuant to Treasury Regulations Section 1.1446(f)-2(b)(5) if it is reasonably able to do so, otherwise, the Company shall deliver a certification pursuant to Treasury Regulations Section 1.1446(f)-2(b)(4), and the Company shall deliver a certification pursuant to Treasury Regulations Section 1.1445-11T(d)(2)(i), in each case unless the Company have received advice from legal counsel of nationally recognized standing in the United States that, based upon a “more likely than not” level of comfort, the Company is not able to provide either of such certifications. Further, the Company shall use commercially reasonable efforts to provide any other information, certificates, or notices necessary to enable the JV Member or direct or indirect beneficial owner of the JV Member to reduce, minimize, or eliminate withholding that may otherwise be required under Sections 1445 and 1446 of the Code in connection with any such Transfer, with all such costs of either party to be borne by the JV Member.

(b) No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of such documentation as reasonably requested by the other Members to demonstrate that such Transfer is in accordance with this Article 7.

(c) Any Person who acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member; provided that the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Members, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Members whereby such transferee becomes a party to this Agreement. Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(d) The Capital Contribution of a Member that is an assignee of all or a portion of a membership interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor).

(e) In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of such Member shall, upon written notice to the other Members of the happening, become a transferee of such Member’s interest, subject to all of the terms of this Agreement as then in effect.

(f) As additional conditions to the validity of any Transfer of a Member’s interest, such assignment shall not:

(i) violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii) cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to either Section 3(c)(1) or Section 3(c)(7) of the U.S. Investment Company Act of 1940 (the “1940 Act”);

(iii) result in the Company having more than ninety (90) members;

(iv) cause the Company to be treated as a “publicly traded partnership” subject to tax as a corporation within the meaning of Section 7704 of the Code;

(v) unless each of the other Members waives in writing the application of this clause (v) with respect to such assignment (which any of the other Members may refuse to do in its absolute discretion), be to a Person which is an employment benefit plan within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time; or

(vi) cause the Company or any other Member to be in violation of, or effect an assignment to a Person that is in violation of, applicable law.

Any non-Transferring Member may require reasonable evidence as to the foregoing, including an opinion of counsel reasonably acceptable to such non-Transferring Member, provided that no opinion of counsel shall be required for a Permitted Transfer. Any purported Transfer as to which the conditions set forth in clauses (i) through (vi) of this Section 7.1(f) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

(g) Notwithstanding any provision contained in this Agreement to the contrary, a Transfer by a Member shall be effective only if the Transferring Member simultaneously transfers or assigns the same proportion of any of its interest in the Company (including any subordinated notes or other debt instrument) to the same Person.

Section 7.2 Withdrawal by Members.

(a) Except as otherwise specifically permitted in this Section 7.2, a Member may not resign or withdraw from the Company unless:

(i) a Member receives an opinion that, due to and as a result of another Member’s ownership interest in the Company, the Company would be required to register as an “investment company” of the 1940 Act; or

(ii) a Member receives an opinion that a contribution or payment by such Member to the Company would result in a violation of applicable law.

(b) The remaining Members may, in their sole discretion, cause the Company to distribute to the resigning or withdrawing Member the balance in its Capital Account on the date of such resignation or withdrawal. Upon the distribution to the resigning or withdrawing Member of the balance in such Member’s Capital Account, the resigning or withdrawing Member shall have no further rights with respect to the Company.

(c) Any Member resigning or withdrawing in contravention of this Section 7.2 shall indemnify, defend and hold harmless the Company and all other Members from and against any Losses suffered or incurred by the Company or any such other Member arising out of or resulting from such resignation or withdrawal.

Section 7.3 Change of Control. Subject to Section 7.4, if (a) either of the JV Member or the BDC Member undergoes a Change of Control, (b) their respective investment advisor or manager undergoes a Change of Control, or (c) a Dissolution Event is triggered pursuant to clauses (i), (ii) or (iii) of Section 8.2(a) by either the JV Member or the BDC Member (in each case, the “Triggering Member”), the JV Member and/ or the BDC Member, provided such Member did not undergo, whether directly or through its investment advisor or manager, the Change of Control (in the case of clause (a) or (b)), or did not cause the Dissolution Event (in the case of clause (c) (collectively, the “Non-Triggering Members”)), may provide notice (a “Change of Control Notice”) to the other Members within sixty (60) days of having actual knowledge of a Change of Control indicating that such Non-Triggering Member elects to transfer their Entire Interests to an arm’s length third-party purchaser, which transaction must be completed within ninety (90) days of the date of the Change of Control Notice. The price to be paid by the arm’s length third-party purchaser shall be at a value decided by the Non-Triggering Member. To the extent the Non-Triggering Member transfers its interest in the Company pursuant to this provision, such Non-Triggering Member shall promptly notify the Company, and the Company shall promptly notify the Triggering Member, as to the terms of such Transfer and the name of the owner(s) to whom the interest was Transferred. Notwithstanding the foregoing, in the event that the JV Member proposes to transfer its interest in the Company where the BDC Member is the Triggering Member pursuant to this provision, the JV Member shall procure that the prospective arm’s length third-party purchaser shall also acquire the Co-Investor’s Entire Interest and the Co-Investor shall be required to transfer its Entire Interest to such arm’s length third-party purchaser; provided however that prior to delivery by the JV Member of a Change of Control Notice to the other Members it shall first consult with the Co-Investor regarding the decision to deliver such Change of Control Notice, provided that such consultation shall not constitute a consent or approval right and shall not entitle the Co-Investor to prevent or otherwise delay the delivery of such Change of Control Notice.

Section 7.4 Certain Dissolution Event and Change of Control Rights. Upon the occurrence of a Dissolution Event or a Change of Control (solely in the event that the JV Member, as a Non-Triggering Member, has not transferred its Entire Interest pursuant to Section 7.3 above):

(a) The BDC Member will have ninety (90) days following receipt of notice from the JV Member of the occurrence of a Dissolution Event or Change of Control to elect to acquire (the “First Look”), in cash, (A) the Entire Interest of the JV Member and the Entire Interest of the Co-Investor in the Company or (B) all of the assets of the Company. Prior to delivering any such notice, the JV Member shall consult with the Co-Investor regarding the relevant Dissolution Event or Change of Control; provided that such consultation shall not constitute a consent or approval right and shall not entitle the Co-Investor to prevent or delay the delivery of such notice. The First Look shall be exercised by notice in writing to the JV Member and the Co-Investor which shall be irrevocable and binding and once served will require the BDC Member to acquire, in cash, (A) the Entire Interest of the JV Member and the Entire Interest of the Co-Investor in the Company or (B) all of the assets of the Company, in each case at net asset value, as determined pursuant to (1) the Company Valuation Policy or (2) if such value is not satisfactory to the JV Member, an independent third party valuation firm (the “Valuation Agent”); provided, however, that if the JV Member elects to engage a Valuation Agent pursuant to clause (2), the BDC Member shall have the right, following receipt of the Valuation Agent’s determination, to withdraw its election to exercise the First Look by written notice to the JV Member and the Co-Investor. The Valuation Agent shall be selected by the JV Member and shall be reasonably acceptable to the BDC Member and shall be engaged by the Company (which cost will be borne by the JV Member unless the final determination of the Valuation Agent is a valuation that is more than five percent (5)% higher in the aggregate than that determined by the BDC Member pursuant to the Company Valuation Policy, in which case such cost shall be borne by the BDC Member) to determine, in its sole discretion, the net asset value of the Entire Interest of the JV Member and the Entire Interest of the Co-Investor in the Company or all of the assets of the Company (as applicable) on a valuation basis and procedure determined by the Valuation Agent in its sole discretion. The Valuation Agent must (x) be independent of the parties; (y) have not in the two (2) years preceding their proposal been connected with, employed by, engaged by or acted for the JV Member and (z) not otherwise have any conflicts of interest which would reasonably be expected to affect its independence. The Valuation Agent shall be entitled to obtain such information as it reasonably requires from the Company and the Administrative Agent to assist it in making its determination. The Valuation Agent shall deliver its determination within twenty (20) days of its appointment (or such longer period as the parties shall agree in writing). For the avoidance of doubt, the determination of the Valuation Agent pursuant to this Section 7.4(a) shall be solely for purposes of establishing the purchase price between the parties in connection with the First Look and shall not have any effect on the Company’s bookkeeping, accounting, financial reporting, or tax reporting. The JV Member and the Co-Investor will act reasonably (including by providing reasonably requested information and negotiating new contractual terms) and shall use commercially reasonable efforts to assist the BDC Member with the implementation of the First Look and the BDC Member’s efforts to obtain third party financing in connection with the First Look.

(b) If the BDC Member timely exercises the First Look within such ninety (90) day period, the parties shall use commercially reasonable efforts to consummate the acquisition contemplated thereby, and the closing of such acquisition shall occur as promptly as reasonably practicable following such exercise. Notwithstanding anything to the contrary herein, failure to consummate such acquisition within such ninety (90) day period shall not invalidate the BDC Member’s exercise of the First Look, provided that the BDC Member is using commercially reasonable efforts to consummate such transaction, including to obtain any required third-party financing, regulatory approvals or consents. In such event, the BDC Member shall have an additional period of up to thirty (30) days following the expiration of such initial ninety (90) day period (the “First Look Extended Period”) to consummate the acquisition, which period may be further extended by mutual written agreement of the JV Member and the BDC Member.

(c) If the First Look is not exercised within the ninety (90) day period referred to above (or, if exercised, is not consummated during the First Look Extended Period (as may be extended by mutual written agreement of the parties)), the JV Member will have ninety (90) days from the date that the First Look expires or is deemed to have lapsed pursuant to the foregoing (the “Distribution in Kind Period”) to either (i) design and effectuate a restructuring of the Company in form and substance reasonably acceptable to the BDC Member to enable the JV Member to direct a distribution in kind of its pro rata share of the assets of the Company into a newly established vehicle or (ii) implement a distribution in kind to the JV Member of its pro rata share of the assets of the Company (in either case, the “Distribution in Kind”). In the event that the JV Member elects to receive a Distribution in Kind, the Co-Investor shall be deemed to elect to receive a distribution of its pro rata share of the assets of the Company, which shall at the sole election of the Co-Investor, be (i) transferred to such vehicle established or designated by the JV Member pursuant to this Section 7.4(c) together with the JV Member’s pro rata share of the assets of the Company, such vehicle to be managed by the JV Member or one of its Affiliates on terms which are no less favorable to the Co-Investor than those set out in this Agreement, or (ii) transferred directly to the Co-Investor. The BDC Member will act reasonably (including by providing reasonably requested information and negotiating new contractual terms) and shall use commercially reasonable efforts to assist the JV Member with the implementation of the Distribution in Kind and the JV Member’s efforts to obtain third party financing in connection with a Distribution in Kind. If the JV Member reasonably believes that the Distribution in Kind cannot be completed within the Distribution in Kind Period on technical grounds, the JV Member may, by written notice to the BDC Member, extend the Distribution in Kind Period by a further thirty (30) days (the “Distribution in Kind Extension Period”). The parties acknowledge and agree that upon completion of the Distribution in Kind, the JV Member shall have sole discretion with respect to the management of its pro rata share of the assets of the Company including the right to sell such assets to a third party.

(d) If a Distribution in Kind is not consummated within the Distribution in Kind Period (or, if the Distribution in Kind Period is extended by notice in writing by the JV Member pursuant to Section 7.4(c) above, the Distribution in Kind Extension Period (as may be extended by mutual written agreement of the parties)), the BDC Member or one of its Affiliates will, within thirty (30) days thereafter, deliver a written notice to the Company and the JV Member and the Co-Investor electing to acquire (w) the Entire Interest of the JV Member and the Entire Interest of the Co-Investor in the Company or (x) all of the assets of the Company, at a price specified by the BDC Member. On receipt of such offer (the “BDC Offer Proposal”), the JV Member will have thirty (30) days to either accept such offer or agree to acquire (y) the Entire Interest of the BDC Member in the Company or (z) all of the assets of the Company, on the same per interest pricing terms as set out in the BDC Offer Proposal. If the JV Member accepts the BDC Offer Proposal, the Co-Investor shall be deemed to accept the BDC Offer Proposal and shall sell its Entire Interest to the BDC Member (or its applicable Affiliate) alongside the JV Member, on the same terms. If the JV Member does not accept the BDC Offer Proposal and instead elects to acquire the Entire Interest of the BDC Member in the Company, the Co-Investor shall retain its Entire Interest or where the JV Member elects to acquire all of the assets of the Company, the Co-Investor’s pro rata share of the assets of the Company shall be transferred to such vehicle established or designated by the JV Member together with all other assets of the Company, such vehicle to be managed by the JV Member or one of its Affiliates on terms which are no less favorable to the Co-Investor than those set out in this Agreement. Following the earlier of (i) acceptance of the BDC Offer Proposal by the JV Member or (ii) expiry of the thirty (30) day period in which the JV Member may accept the BDC Offer Proposal (the “BDC Offer Proposal Period”) or rejection of the BDC Offer Proposal by the JV Member, the BDC Member (in the case of acceptance by of the BDC Offer Proposal), shall have sixty (60) days to consummate the acquisition of the Entire Interest of the JV Member and the Entire Interest of the Co-Investor, or the JV Member (in the case of expiry of the BDC Offer Proposal Period or the rejection of the BDC Offer Proposal) shall have sixty (60) days to consummate the acquisition of the Entire Interest of the BDC Member, or all of the assets of the Company (as applicable), in each case subject to extension solely for such time as is reasonably required to obtain any mandatory regulatory approvals in connection with such acquisition. Each Member shall take all actions reasonably necessary to consummate the sale, including executing all transfer instruments, consents and ancillary documents, delivering all required corporate approvals, providing reasonable access to information, and otherwise cooperating in good faith to effect the transfer of such Member’s Entire Interest to the other Member or the sale of all of the assets of the Company.

ARTICLE 8

TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 8.1 Term.

(a) The Company shall remain in existence until wound up or dissolved in accordance with this Article 8. The initial term of the Company shall be from the date of this Agreement until the third anniversary of the date of this Agreement (the “Initial Term”). At least sixty (60) days prior to the end of the Initial Term or any extension thereof, the Members may mutually agree in writing to extend the Initial Term for additional one (1) year periods (in each case, an “Extension” and the Initial Term plus any Extension(s), the “Extended Term”).

(b) After the Initial Term, or if extended pursuant to an Extension, after the Extended Term, the Company will cease to make new Investments or issue any Call Notices in respect of such Investments, except for (i) Investments required pursuant to the terms of any third-party debt, (ii) previously committed Investments or follow-on Investments in then-existing Portfolio Companies of the Company that are approved by all the Members, and (iii) in connection with clauses (i) and (ii), issuing corresponding Call Notices.

Section 8.2 Dissolution.

(a) Unless otherwise agreed in writing by the Members, the Company shall be dissolved and its affairs wound up in accordance with the steps set forth in Section 7.4 upon the earliest occurrence of any of the following events (each, together with an Authorized Dissolution, a “Dissolution Event”):

(i) (x) a default under Section 3.4 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.4, in each case unless resolved otherwise by the other Members or (y) a payment default under any other agreement between the JV Member, on the one hand, and the BDC Member Adviser, on the other hand, which remains uncured or unwaived after the expiration of a fifteen (15) Business Day cure period following written notice of such default;

(ii) (x) a bankruptcy, insolvency, dissolution or liquidation of a Member or (y) the making of an assignment for the benefit of creditors by a Member;

(iii) fraud, criminal acts, or willful breach of this Agreement by a Member or any of its officers, interested directors or employees;

(iv) a determination by the SEC or any other regulatory agency or by the applicable Member’s auditor to subject a Member’s participation in the Company to an accounting, valuation or reporting treatment or other consequence that has an adverse impact (other than de minimis impacts) on such Member’s interest in the Company, as determined in the reasonable, good faith judgment of such impacted Member; provided, that the Members have worked together in good faith and used commercially reasonable efforts to promptly adopt an alternative structure in respect of the Company as a consequence of the determination referred to in this subclause (e), and the Members have not adopted an alternative structure in respect of the Company within a reasonably prompt period of time;

(v) the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs; and

(vi) a Disposition Matter is approved by the Board in accordance with Section 6.4, without the approval of the Managers appointed by the BDC Member that results in the Company or any Subsidiaries effecting a disposition of all or substantially all of the assets of the Company (or a series of related dispositions constituting a substantial portion of the assets of the Company) (other than in circumstances contemplated in Section 8.2(a)(i) to (v) inclusive).

(b) In addition, the Company shall also be dissolved and its affairs wound up pursuant to the terms of Section 7.4 if (i) either the BDC Member or the JV Member requests, upon 180 days’ prior written notice to the other party and the Company, that the Company be dissolved (a “Dissolution Request”) and (ii) any such Dissolution Request is approved by the Board in accordance with Section 6.4(b), including approval by at least one Manager who was not elected, designated or appointed by the BDC Member. Prior to delivering a Dissolution Request, the JV Member shall consult with the Co-Investor regarding such Dissolution Request; provided that such consultation shall not constitute a consent or approval right and shall not entitle the Co-Investor to prevent or delay the delivery of such Dissolution Request. Furthermore, any dissolution pursuant to a Dissolution Request in accordance with this Section 8.2(b) (an “Authorized Dissolution”) shall occur no earlier than the date that is two years after the expiration of the Initial Term.

Section 8.3 Wind-down.

(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article 8 and the Act. The liquidation shall be conducted and supervised by the Board in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided, that in the case of a dissolution and winding up of the Company pursuant to Section 8.2(a)(i), (ii) or (iii), the Member that elects such dissolution and winding up may elect further, by written notice to the other Members, to exercise as liquidating agent all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Members would have during the term of the Company. In the case of a dissolution and winding up of the Company, subject to and without limiting any provision of this Agreement, the Members shall use commercially reasonable efforts to complete, and to cause the Company and the Administrative Agent to complete, the liquidation as set forth in this Section 8.3 within twelve (12) months from the date on which an event set forth in this Section 8.3 becomes effective (which, if such liquidation has not been completed by such time, may be extended by the Board for up to an additional twelve (12) months).

(b) From and after the date on which a Dissolution Event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date and (ii) at the election of the Members. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c) Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by the Board, to fund Investments in which the Company continues to participate (as set forth in Section 8.3(b)), Expenses and all other obligations (including contingent obligations) of the Company. If the Administrative Agent so elects, the Company may withhold five percent (5%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such fiscal period ended with or within such calendar year. A Member shall remain a member of the Company until all Investments are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d) Upon dissolution of the Company, final allocations of all items of Profit and Loss shall be made in accordance with Section 4.2, as determined by the Administrative Agent. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i) To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii) To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(iii) To establish any reserves which the Board, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iv) The balance, if any, to the Members in accordance with Section 5.1(c).

(e) In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, each other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(f) Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and any Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

ARTICLE 9

ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.1 Books and Accounts.

(a) Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office. Such books and accounts shall be kept on the basis of US GAAP and shall include separate Capital Accounts for each Member. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b) All Company funds shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company.

Section 9.2 Financial Reports; Tax Return.

(a) The Company shall engage an independent certified public accountant selected and approved by the Board to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. The accountant for the Company shall initially be Ernst & Young LLP. The Company shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.5, to each Member and to each former Member who withdrew during such fiscal year:

(i) audited financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, together with the report thereon of the Company’s independent certified public accountant, which annual financial statements shall be approved by the Board, within seventy-five (75) days of the end of the fiscal year;

(ii) a schedule of Investments of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and a statement of such Member’s Capital Account, in each case, within seventy-five (75) days of the end of the fiscal year;

(iii) to the extent that the requisite information is then available, an IRS Form 1065, a final Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with a confirmation as to whether the Company has directly or indirectly participated in any “reportable transaction” and any information a Member will need to complete and file an IRS Form 8886, corresponding forms for state income tax purposes, setting forth such Member’s distributive share of the Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account determined in accordance with Section 4.4 at the end of such fiscal year, in each case, within one hundred and fifty (150) days of the end of the fiscal year, and the Company shall use commercially reasonable efforts to cause the Administrative Agent to provide to each Member within ninety (90) days of the end of the fiscal year its best estimate of the tax information that will be provided in each member’s final Schedule K-1. For purposes of this Section 9.2, a Member’s distributive share of Company items of Profit or Loss shall mean an amount equal to such Member’s distributive share of the Company’s taxable income or loss for a tax year (or portion of such tax year), determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the corresponding adjustments required to be made to such Member’s Capital Account in accordance with the capital accounting maintenance rules of Section 704 of the Code and Treasury Regulations Sections 1.704-1 and 1.704-2, as appropriate; and

(iv) such other financial information and documents with respect to the Company and its business as the Administrative Agent deems appropriate (including performance estimates and financial projections), or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its U.S. federal and state income tax returns, promptly after such request.

(b) The Members shall cause the Administrative Agent to prepare and timely file after the end of each tax year of the Company all U.S. federal, state and local income tax returns of the Company for such tax year.

(c) If any Member (or any beneficial owner of such Member), solely as a result of such Member’s investment in the Company, is required to file a tax return or other document or pay a tax, the Company shall use commercially reasonable efforts (i) to notify such Member of such requirement (to the extent the Company is aware of such requirement) as promptly as possible, and (ii) to furnish such Member with such information as may be reasonably necessary to enable such Member (and the beneficial owners of such Member) to make such filing or pay such tax in a timely manner, and (iii) to comply with its obligation to withhold on state sourced income for such state(s) in which the Company deems the Company to have a material state tax withholding obligation, and furnish to such Member the appropriate state form (e.g., withholding statement, state equivalent to IRS Form 1065, Schedule K-1) to enable such Member to meet its state filing obligations and obtain a credit for taxes withheld.

(d) As soon as practicable, but in no event later than forty-five (45) days after the end of each of the first three fiscal quarters of a fiscal year, the Company shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.5, to each Member (i) unaudited financial information (to include a statement of assets and liabilities, statement of operations and statement of cash flows) with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which such Member participates, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.

Section 9.3 Tax Elections.

(a) The Company shall timely and properly make an election pursuant to Section 754 of the Code for its first taxable year and shall not revoke such election for any subsequent year without the prior written consent of each Member. The Company may, subject to approval by the Board, but shall not be required to, make (i) any election pursuant to the provisions of Section 1045 of the Code, or (ii) any other election required or permitted to be made by the Company under the Code.

(b) Each Member agrees to furnish to the Board such information as may be required for the Company to comply with any tax accounting, withholding or reporting obligations, including any obligation to make any mandatory basis adjustments to Company property pursuant to Section 754 of the Code.

(c) The Administrative Agent may cause the Company to engage an accounting firm selected and approved by the Board to address tax compliance and advisory accountant and other similar matters for the Company, including with respect to regulated investment company (RIC) compliance, it being acknowledged and agreed that this firm shall initially be KPMG LLP.

Section 9.4 Confidentiality.

(a) Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, another Member, the Administrative Agent or their respective Affiliates with respect to their respective businesses and activities. Each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and such Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that any Member may provide financial statements, tax returns and other information contained therein: (A) to such Member’s general partner, investment manager and investment adviser, accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (B) to bona fide potential transferees of such Member’s Entire Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (C) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (D) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (E) in order to enforce rights under this Agreement or in connection with any transaction contemplated hereby.

(b) Notwithstanding the foregoing, AGL and its Affiliates may disclose to their direct and indirect investors (and to such investors’ advisers) the name and a general overview of the Company and its management, information regarding the Company’s performance, the names and a brief description of each of the Portfolio Companies, and information regarding the performance of each Portfolio Company and Investment (including the cost, net asset value and holdings of such Investment on a look-through basis) and may share with their underlying investors the Company’s financial statements.

(c) Notwithstanding the foregoing, the JV Member may disclose to its direct and indirect investors (the “Investors”) (and to such Investors’ advisers) the name and a general overview of the Company and its management, information regarding the JV Member’s interest in the Company, information regarding the Company’s performance, the names and a brief description of each of the Portfolio Companies, and information regarding the performance of each Portfolio Company and Investment (including the cost, net asset value and holdings of such Investment on a look-through basis) and may share with its underlying Investors the Partnership’s financial statements; provided that such disclosures shall not include any confidential, non-public, borrower-level information relating to any Portfolio Company or Investment, except to the extent such information has been aggregated, anonymized or otherwise presented in a manner that does not reasonably permit identification of any individual borrower.

(d) Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the BDC Member, the Administrative Agent or their respective Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the BDC Member, the Administrative Agent or their respective Affiliates. Without limitation to the foregoing, no party shall engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information.

(e) Notwithstanding anything to the contrary in this Agreement, the Company and the BDC Member, agree and shall procure (as applicable) that none of the Company, the BDC Member, the Administrative Agent, their respective Affiliates or any partner or employee of such parties (collectively, the “Manager Parties”) will, without the prior written consent of Goldman Sachs & Co. LLC (i) use in advertising, publicity, or otherwise the name of Goldman Sachs & Co. LLC, the Investors or any of their respective Affiliates, or any partner or employee of such parties (collectively, “Goldman Sachs”), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman Sachs, except to the extent required by applicable law or (ii) represent, directly or indirectly, that any product or any service provided by any of the Manager Parties has been approved or endorsed by Goldman Sachs or any Affiliate of Goldman Sachs; provided, however, that Goldman Sachs acknowledges and agrees that (A) this Agreement will be publicly filed by the BDC Member with the SEC on EDGAR, (B) amendments to this Agreement may be publicly filed in the future, and (C) disclosure regarding the Company will be included in, and referenced throughout, periodic and other public filings, reports and disclosures that the BDC Member is required to make with the SEC, and that any such filings, reports or disclosures may refer to Goldman Sachs, and shall not be deemed to be a breach or violation of this Section 9.4(e).

(f) Notwithstanding anything to the contrary in this Agreement, the Company, the BDC Member, and the JV Member agree that the Co-Investor may divulge confidential information to any director, officer or employee of the Co-Investor; provided that (i) such disclosure is used solely for the benefit of the Co-Investor, (ii) such information is held and treated as confidential by the recipient to the same extent as if such recipient were a Member, and (iii) the Co-Investor remains responsible for improper disclosures by such recipient.

Section 9.5 Valuation.

(a) Valuations shall be made as of the end of each fiscal quarter and upon liquidation of the Company (and at such other times as may be required from time to time, including pursuant to the terms of this Agreement) in accordance with the Company Valuation Policy then in effect.

(b) All valuations shall be made in accordance with this Section 9.5 and shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

Section 9.6 Tax Cooperation. The Company shall use commercially reasonable efforts to cause the Administrative Agent to provide a Member with any tax information reasonably requested by such Member, including without limitation, information regarding estimates of taxable income, information with respect to the Company’s unrelated business taxable income, income effectively connected with a trade or business within the United States, and/or fixed or determinable annual or periodical income, and the state source of any Company income. The Company shall cause the Administrative Agent to furnish to a Member any such information that the Member may reasonably request in order to withhold tax, to file tax returns, reports and forms or to furnish tax information to any of its investors at such Member’s expense with respect to any costs that are not incurred as part of the Company’s operation in the ordinary course of business.

Section 9.7 Reportable Transactions. The Company shall use commercially reasonable efforts not to engage directly or indirectly in a transaction that, as of the date the transaction is entered into by the Company, is a “listed transaction,” or a “prohibited reportable transaction,” (each as defined in Section 4965(e) of the Code).

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1 Governing Law; Jurisdiction; Jury Waiver.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery does not have jurisdiction, any state or federal court in Wilmington, Delaware.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.2 Other Documents. The Members agree to execute such instruments and documents as may be required by law or which a Member deems necessary or appropriate to carry out the intent of this Agreement.

Section 10.3 Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.

Section 10.4 Waivers.

(a) No waiver of the provisions hereof shall be valid unless in writing and then only to the extent set forth in such writing. Any right or remedy of the Members hereunder may be waived by the Managers appointed by the Applicable Member, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and the waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any other occasion.

(b) Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by the Board, and any such approval or consent shall be binding on all Members.

Section 10.5 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, or overnight courier, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the addresses specified below, or to such other address as any Member may designate by written notice to the Company from time to time. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail or overnight courier, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 10.5 shall not prohibit the giving of written notice in any other manner; however, any such written notice shall be deemed given only when actually received.

If the BDC Member:

c/o AGL Credit Management LLC

535 Madison Avenue, 24th Floor

New York, NY 10022

Attention:  General Counsel

Email:    legal@aglcredit.com

with copies to (which shall not constitute notice):

Dechert LLP

100 Oliver Street, 40th Floor

Boston, MA 02110

Attention: Thomas J. Friedmann

Email: thomas.friedmann@dechert.com

and

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attention: Stephen R. Pratt

Email: stephen.pratt@dechert.com

If the JV Member:

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

Attention: John Blair/ Tavin Holman/ Carol Liu

Email: peg-reporting@gs.com; gs-peg-taxinfo@gs.com;

With copies to (which shall not constitute notice):

Attention: Monica Verma/ Deanna Lamirata

Email: EYGSGFFundAdmin@ey.com; gsampegtaxinfo@deloitte.com;

with further copies to (which shall not constitute notice):

Weil, Gotshal & Manges (London) LLP

110 Fetter Lane

London, EC4A 1AY

Attention: Simon Saitowitz

Email: simon.saitowitz@weil.com

If the Co-Investor:

c/o Alberta Investment Management Corporation

1600 - 10250 101 Street NW

Edmonton, Alberta T5J 3P4

Attention: Wilder Brisbin / Kahlan Mills

Email: wilder.brisbin@aimco.ca; kahlan.mills@aimco.ca

Section 10.6 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

(e) The word “or” shall be disjunctive but not necessarily exclusive.

(f) References in this Agreement to Articles, Sections, Schedules and Annexes are intended to refer to Articles, Sections, Schedules and Annexes of this Agreement unless otherwise specifically stated.

(g) Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

(h) Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

(i) Wherever in this Agreement a Member or other Person is empowered to take or make a decision, direction, consent, vote, determination, election, action or approval, such Member or Person is entitled to consider, favor and further such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary of the Company or any other Member or Person.

Section 10.7 Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each of the JV Member and the BDC Member; provided however that no amendment, modification or waiver of this Agreement that is materially adverse to the Co-Investor in a manner that is disproportionate to the other Members shall be effective without the Co-Investor’s prior written consent.

Section 10.8 Legal Counsel. Dechert LLP (“Dechert”) has been engaged as legal counsel for the Company, the BDC Member, and certain of their respective Affiliates. Moreover, Dechert has previously represented or concurrently represents the interests of the Company, the BDC Member, their respective Affiliates, or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Dechert’s representation of the Company, the BDC Member and their respective Affiliates in the preparation of this Agreement; and (ii) acknowledges that Dechert has not been engaged by any other Member to protect or represent the interests of such Member vis-à -vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement and the transactions contemplated hereby. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Dechert may be precluded from representing the Company, the BDC Member (or any equity holder thereof) or certain of their respective Affiliates in connection with any such conflict or dispute. Nothing in this Section 10.8 shall preclude the Company from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Section 10.8 to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated herein.

Section 10.9 Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members.

Section 10.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.11 Several Obligations; No Joint or Joint and Several Liability. The obligations of each entity comprising the JV Member under this Agreement are several and not joint or joint and several, and no such entity shall be liable for the obligations, liabilities, Capital Commitments, indemnification obligations or other amounts payable by the other solely by virtue of both being collectively defined as the “JV Member” under this Agreement.

Section 10.12 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.13 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “Business Day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday in New York. Any references to time of day shall refer to New York time.

Section 10.14 Entire Agreement. Except as provided in this Section 10.14, this Agreement and the Subscription Agreements constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein or the provisions of any Subscription Agreement, it is hereby acknowledged and agreed that the BDC Member or its transferees, on the one hand, and any other Member or its transferees, on the other hand, without the approval of the Board, may enter into a side letter or similar agreement which has the effect of establishing rights under, or altering or supplementing the terms of this Agreement or of any Subscription Agreement; provided that, no such side letter or similar agreement shall disproportionately adversely affect any other Member without its prior written consent. The parties hereto agree that any terms contained in any such side letter or similar agreement with a Member shall govern with respect to such Member notwithstanding anything to the contrary contained in this Agreement or in the provisions of such Member’s Subscription Agreement.

[Remainder of this page intentionally left blank. Signatures appear on next page.]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY: AGL ENHANCED PC INCOME I LLC

By:	/s/ Taylor Boswell
Name: Taylor Boswell
Title: Authorized Signatory

MEMBERS: AGL PRIVATE CREDIT INCOME FUND

By:	/s/ Taylor Boswell
Name: Taylor Boswell
Title: Chief Executive Officer

[Signature Page to AGL Enhanced PC Income I LLC Second A&R Limited Liability Company Agreement]

VCOP HOLDINGS 1002 LP

By: GOLDMAN SACHS ASSET MANAGEMENT L.P., its Investment Manager

By:	/s/ Brittany Shelby
Name: Brittany Shelby
Title: Authorized Signatory

PEX HOLDINGS 1010 LP

By: GOLDMAN SACHS ASSET MANAGEMENT L.P., its Investment Manager

By:	/s/ Brittany Shelby
Name: Brittany Shelby
Title: Authorized Signatory

VCOP EMP HOLDINGS II LP

By: GOLDMAN SACHS ASSET MANAGEMENT L.P., its Investment Manager

By:	/s/ Brittany Shelby
Name: Brittany Shelby
Title: Authorized Signatory

PEX EMPLOYEE AGGREGATOR II-A LP

By: GOLDMAN SACHS ASSET MANAGEMENT L.P., its Investment Manager

By:	/s/ Brittany Shelby
Name: Brittany Shelby
Title: Authorized Signatory

[Signature Page to AGL Enhanced PC Income I LLC Second A&R Limited Liability Company Agreement]

PDL ALFRED JV LP By: PDL ALFRED JV GP Ltd., its general partner

By:	/s/ Ying Deng
Name: Ying Deng
Title: Director

[Signature Page to AGL Enhanced PC Income I LLC Second A&R Limited Liability Company Agreement]

Schedule A

Capitalization

Member	Capital Commitment (USD)	Capital Contribution (USD)	Unpaid Commitment (USD)	Proportionate Share
BDC Member	$75,000,000.00	$21,275,000.00	$53,725,000.00	25.00%
AGL Private Credit Income Fund	$75,000,000.00	$21,275,000.00	$53,725,000.00	25.00%
JV Member	$184,090,909.08	$52,220,454.54	$131,870,454.54	61.36%
VCOP Holdings 1002 LP	$117,890,236.43	$33,441,530.40	$84,448,706.03	39.30%
PEX Holdings 1010 LP	$53,209,928.99	$15,093,883.19	$38,116,045.80	17.74%
VCOP Emp Holdings II LP	$12,200,672.65	$3,460,924.14	$8,739,748.51	4.07%
PEX Employee Aggregator II-A LP	$790,071.01	$224,116.81	$565,954.20	0.26%
Co-Investor	$40,909,090.92	$11,604,545.46	$29,304,545.46	13.64%
PDL Alfred JV LP	$40,909,090.92	$11,604,545.46	$29,304,545.46	13.64%

Total	$300,000,000	$85,100,000	$214,900,000	100.00%

Schedule B

Board Approval Matters

Approval by the Board in accordance with Section 6.4(b) shall be required for the Company or any Subsidiary to do any of the following:

(i)

any action or decision that results in (A) the acquisition of an Investment, other than funding commitments or any other amount in respect of an Investment previously approved by the Board, or (B) the disposition of an Investment (any action or decision in the case of this clause (B), together with any decision to voluntarily encumber an investment, being referred to as a “Disposition Matter”);

(ii)	any amendment, variation or modification of the Tax Guidelines and Investment Guidelines;

(iii)	acquire any material asset other than an Investment;

(iv)	making irrevocable capital commitments to the Company or Subsidiary, whether funded in cash or left unfunded, including to support financing facilities or third-party debt;

(v)	entering into any transaction with a Member or an Affiliate of a Member, other than those contemplated by this Agreement;

(vi)	admitting additional Members or substitute Members in accordance with Section 7.1;

(vii)	permitting existing Members to subscribe for additional interests in the Company and increase their respective Capital Commitments;

(viii)	entering into any credit facility or other agreement for the incurrence of debt, or materially modifying or waiving the terms or extend the maturity thereof;

(ix)	entering into any hedging arrangements, any guarantee for borrowed money or other payment obligation or granting of any security interest;

(x)

incurring Expenses in excess of an aggregate amount of $1,300,000 in any fiscal year; provided that amounts payable to the Administrative Agent pursuant to the Administration Agreement (up to $300,000 in the aggregate in any fiscal year) shall not be included in calculating such amount; provided further that the Board shall not unreasonably withhold its approval of any such increase to the extent necessary for the operation of the Company in accordance with this Agreement;

(xi)	approving a Transfer of all or a portion of a Member’s interest in the Company other than as otherwise expressly permitted in this Agreement;

(xii)	modifying or waiving any material provision of the Agreement or the Administration Agreement;

(xiii)	materially changing the business of the Company or any Subsidiary from its current business or entering into any line of business other than existing or related lines of business;

(xiv)	declaring distributions as set forth in Section 5.1 of this Agreement by the Company to the Members other than pursuant to the pre-agreed distribution policy;

(xv)	adjusting the Company’s target debt-to-equity leverage ratio, which the Company intends to manage generally around one hundred and seventy-five percent (175%);

(xvi)

enter into any joint venture or material business alliance with respect to the Company or any Subsidiary, or acquire any capital stock of or other ownership interest in any Person, other than Investments;

(xvii)	change the name of the Company;

(xviii)	make any loans or advances other than Investments;

(xix)	register any of the Company’s or its Subsidiaries’ securities under any securities laws;

(xx)	merge or consolidate the Company or any Subsidiary with or into any Person;

(xxi)	file a voluntary bankruptcy petition with respect to the Company or any of its Subsidiaries under any state or federal bankruptcy or similar law;

(xxii)	liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction with respect to the Company or any Subsidiary;

(xxiii)	make or amend any material tax elections;

(xxiv)

electing to permit the Company to retain all or a portion of such Capital Contributions beyond such forty-five (45) Business Day period in anticipation of a pending investment, expense, distribution, or other agreed-upon use;

(xxv)

reinvesting Principal Proceeds for the purpose of (A) making a new Investment or (B) any additional, follow on or further investment in connection with an existing Investment that was not specifically envisaged and approved when such Investment was approved by the Board;

(xxvi)	any action or decision that results in a Specified Change; or

(xxvii)	commit to do any of the foregoing.

Annex A

Form of Subscription Agreement

[Attached]

Annex B

Form of Call Notice

[Attached]